Exhibit 10.32

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Laura Lang (the “Executive”) is currently employed as a senior executive of Digitas LLC, a Delaware Limited Liability Company, whose sole shareholder is Digitas, Inc., a Delaware Corporation, under an Employment Agreement dated May 3, 1999 (the “Agreement”) between the Executive and Bronner Slosberg Humphrey, LLC, a predecessor to Digitas Inc.; and

WHEREAS, the Board of Directors of Digitas, Inc. has authorized certain severance provisions in respect of senior executives, and the parties hereto consider it appropriate that the Agreement be amended to reflect such provisions;

NOW, THEREFORE, Digitas, Inc. and the Executive agree to the following amendments to the Agreement. Unless otherwise expressly stated herein, “the Company” in the Agreement shall mean Digitas LLC and Digitas Inc., or either of them, as the context may require. Other defined terms used in this Amendment shall have the same meanings as in the Agreement.

1.	Section 4(b) of the Agreement (“By the Executive”) is deleted and replaced by the following sections:

4.	Employment Termination

• • •

(b)	Termination by the Executive. The Executive’s employment may be terminated by the Executive under either of the following circumstances:

(i)	for “Good Reason,” as defined below; or

(ii)	for any other reason (a termination without “Good Reason”).

(c)	Definition of “Good Reason”. “Good Reason” means termination at the Executive’s initiative:

(i)	within two years after a corporate Change in Control (as defined in Exhibit A to this Agreement) if the Executive’s title, duties, status, reporting relationship, authority, responsibilities or compensation have been materially and adversely affected; or if the Executive’s principal place of employment immediately prior to the Change of Control is relocated to a location more than 50 miles from such place of employment.

(ii)	after any material failure by the Company to comply with any provision of Section 3 of this Agreement, unless such failure is remedied by the Company within ten business days after receipt of Notice thereof from the Executive.

The Executive shall give the Company Notice of termination specifying which of the foregoing provisions is applicable and the factual basis therefor, and if the Company fails to remedy such material failure, the termination shall be effective upon the 30th business day after such Notice is given or such other date as the Company and the Executive shall agree (“Date of Termination”).

2.	Section 4(c) of the Agreement (“Severance Benefits”) is deleted and replaced by the following sections:

(d)	Severance Benefits. If during the Employment Period the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any further compensation or benefits provided for under this Agreement except as follows:

(i)	For a period of twelve months after the Date of Termination, the Company shall continue to pay the Executive (A) the Base Salary at the rate in effect immediately before the Date of Termination (but, in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination) and (B) an annual bonus amount (the “Bonus Amount”) equal to the average of the annual bonuses paid to the Executive for the three years immediately preceding the year of the Date of Termination, or the average of the annual bonuses for the year(s) immediately preceding the year of the Date of Termination, if the Executive has been employed by the Company for less than three years. If no bonus was paid to the Executive for the year immediately preceding the year of the Date of Termination, the Bonus Amount shall be calculated at 50% of the Base Salary;

(ii)	The Company shall continue to provide the Executive with group health benefits pursuant to COBRA (the “Group Health Benefits”) for twelve months after the Date of Termination, and shall provide the Executive with information and access to enable the Executive to continue COBRA coverage thereafter at the Executive’s expense for the maximum permitted duration; provided, that during any period when the Executive is eligible to receive any such benefits under another employer-provided plan or a government plan, the Group Health Benefits or substitute benefits provided by the Company under this clause may be made secondary to those provided under such other plan;

(iii)	The Company shall pay the Executive any amounts that have been earned but not yet paid under Section 3 hereof.

(iv)	Receipt of severance benefits is conditioned on Executive’s execution and delivery of a separation agreement including a general release of claims, in a form acceptable to the Company, and on Executive’s strict compliance with the Non-Competition, Non-Solicitation and Confidentiality obligations set forth in the Agreement.

(e)	Additional Severance Benefits upon Terminations after Corporate Change in Control. In addition to the severance benefits provided for in Section 4(d), if within two years after a corporate Change in Control (as defined in Exhibit A to this Agreement) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, stock options previously granted to the Executive shall become vested and exercisable in accordance with the application stock option plan(s).

(f)	Additional Limitation.

(i)	Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(A)	If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the Federal, state and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)

If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Company has sent the Executive Notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

For the purposes of this Section 4(f), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(ii)	The determination as to which of the alternative provisions of Section 4(f)(i) shall apply to the Executive shall be made by Arthur Andersen or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 4(f)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

3.	Section 4(d) of the Agreement (“Other Employment Terminations”) is renumbered Section 4(g).

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IN WITNESS WHEREOF, the Executive and Company have executed this Amendment as of December 7, 2000.

/s/ Laura Lang
LAURA LANG

DIGITAS, INC.

By:	/s/ David Kenny

EXHIBIT A

DEFINITION OF “CHANGE IN CONTROL”

“Change in Control” shall mean any of the following:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or

(b) persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number, of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).